Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANK ACQUIRES LOCAL RETAIL BRANCH BANKING OFFICES

CRANBURY NJ – MARCH 25, 2011…1ST Constitution Bancorp (NASDAQ: FCCY), through its primary banking subsidiary 1ST Constitution Bank, announced today that it has closed on a transaction to acquire all of the deposit liabilities, real estate and related assets of the Rocky Hill, Hillsborough and Hopewell, New Jersey branch banking offices of Amboy Bank.  Effective March 28, 2011, each office will reopen as a 1ST Constitution Bank retail branch banking office.

Robert F. Mangano, President and Chief Executive Officer of 1ST Constitution Bank, said, “The acquisition enhances the overall footprint of 1ST Constitution Bank’s retail branch banking network in Mercer and Somerset Counties, and is in line with the institution’s long-term objectives.  The purchase will add approximately $110 million in new deposits, of which the largest components are non-interest bearing demand deposits and consumer savings deposits, further complementing 1ST Constitution’s already favorable core deposit mix.”   In addition, “The acquisition provides the institution with three full service facilities, which are better equipped to serve its customer base in Somerset and Mercer Counties.”

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, had total assets as of December 31, 2010 of $644.4 million and operates twelve branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Lawrenceville, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.